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Exhibit 3.1

ARTICLES OF INCORPORATION
OF
THE BANK HOLDINGS

ARTICLE I

Name

        The name of the Corporation is The Bank Holdings (the "Corporation").

ARTICLE II

Principal Office

        The principal office of the Corporation is to be located at 9990 Double R Boulevard, Reno, Nevada 89521.

ARTICLE III

Purpose and Nature

        The corporation is formed for the purpose of any activity within the purposes for which corporations may be organized under the Nevada Revised Statutes.

ARTICLE IV

Stock and Stock Subscribers

        The Corporation is authorized to issue two classes of shares of stock, designated respectively "Common Stock" and "Preferred Stock" and referred to either as Common Stock or Common shares and Preferred Stock or Preferred shares, respectively. The Corporation is authorized to issue 10,000,000 shares of $0.01 par value Common Stock and 20,000,000 shares of $0.01 par value Preferred Stock. The Corporation elects to not have preemptive rights. The Corporation elects to not have cumulative voting in election of directors.

        The Preferred shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred shares, and within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Directors and Incorporators

        The governing board shall be styled "Board of Directors" and the first Board of Directors shall consist of four (4) directors; provided, however, that the Corporation shall at all times have at least three (3) directors. The number of directors may at any time or times be increased or decreased as provided in the Bylaws.

        The names and addresses of the members of the first Board of Directors are as follows:

  Edward Allison
  c/o Nevada Security Bank
  9990 Double R Boulevard
  Reno, Nevada 89521

  Joseph Bourdeau
  c/o Nevada Security Bank
  9990 Double R Boulevard
  Reno, Nevada 89521

  Edward Coppin
  c/o Nevada Security Bank
  9990 Double R Boulevard
  Reno, Nevada 89521

  Hal Giomi
  c/o Nevada Security Bank
  9990 Double R Boulevard
  Reno, Nevada 89521

        These individuals shall serve as directors until the first annual meeting of shareholders and until their successors are elected and qualified.

        The names and addresses of the incorporator signing these Articles of Incorporation are as follows:

  Hal Giomi
  c/o Nevada Security Bank
  9990 Double R Boulevard
  Reno, Nevada 89521

ARTICLE VI

Directors' and Officers' Liability

        No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Further, the foregoing provisions shall not apply if the elimination of liability is not permitted under Section 1828(k) of Title 12 of the United States and the implementing regulations thereunder. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE VII

Indemnity

        Every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the

State of Nevada, from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith, except that there shall be no indemnification to the extent such indemnification is not permitted under Section 1828(k) or Title 12 of the United States and the implementing regulations thereunder. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

        Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

        Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, except as limited by Section 1828(k) or Title 12 of the United States and the implementing regulations thereunder, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, except as limited by Section 1828(k) or Title 12 of the United States and the implementing regulations thereunder, whether or not the Corporation would have the power to indemnify such person.

        The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such person.

ARTICLE VIII

Amendment

        The Articles of Incorporation may only be amended or repealed by the vote or written consent of the holders of at least two-thirds of the outstanding shares entitled to vote.

ARTICLE IX

Resident Agent

        The name and street address of the Corporation's resident agent is Jack Buchold, 9990 Double R Boulevard, Reno, Nevada 89521.

        In witness whereof I, the incorporator, has hereunto set my hand on this 7th day of January, 2003.

Hal Giomi
STATE OF NEVADA	)
) ss.
COUNTY OF WASHOE	)

        On this 7th day of January, 2003, there personally appeared before me, a Notary Public in and for said County and State, Hal Giomi, who acknowledged that he executed the foregoing Articles of Incorporation.

Notary Public

CERTIFICATE OF ACCEPTANCE
OF APPOINTMENT BY RESIDENT AGENT OF

THE BANK HOLDINGS
A NEVADA CORPORATION

        Jack Buchold, whose street address is 9990 Double R Boulevard, Reno, Washoe County, Nevada 89521, hereby certifies that on the 7th day of January, 2003 he accepted the appointment as resident agent of the above entitled corporation in accordance with NRS 78.090.

        Furthermore, that the registered office of the above entitled corporation in this state is located at 9990 Double R Boulevard, Reno, Washoe County, Nevada 89521.

        IN WITNESS WHEREOF, I have hereunto set my hand this 7th day of January, 2003.

Jack Buchold

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  Exhibit 3.1
ARTICLES OF INCORPORATION OF THE BANK HOLDINGS